EXHIBIT 99.1

NEWS RELEASE

Contact: Ms. Bobbi J. Roberts Vice President, Investor Relations 804.967.7879 InvestorRelations@saxonmtg.com Ms. Meagan L. Evans Investor Relations Analyst 804.935.5281 InvestorRelations@saxonmtg.com

For Immediate Release

Saxon Capital, Inc. Reports Third Quarter 2005 Operating Results

GLEN ALLEN, VA. (November 7, 2005) - Saxon Capital, Inc. (“Saxon” or the “Company”) (NYSE: SAX), a residential mortgage lending and servicing real estate investment trust (REIT), today announced third quarter 2005 net income of $11.6 million or $0.23 per share diluted, compared to net income of $38.3 million or $1.14 per share diluted for the third quarter of 2004, and $19.4 million or $0.38 per share diluted for the second quarter of 2005. During the third quarter of 2005, Saxon recorded a reserve of $6.8 million in connection with losses that may occur in the mortgage loan portfolio due to Hurricane Katrina. The Company has also recorded additional mortgage servicing right impairments related to Hurricane Katrina of $0.4 million. During the third quarter of 2005, Saxon recorded a cumulative adjustment to increase income tax benefit and increase deferred tax asset of approximately $3.7 million. The adjustment had no impact on cash flows, taxable income or the amount of dividends declared for any of these periods.

“During the third quarter, we continued to see the unfavorable market conditions that we discussed in the second quarter”, said Michael L. Sawyer, Chief Executive Officer of Saxon. “The continued rise in short-term interest rates, and accelerated prepayment speeds, coupled with the extended period of muted market pricing increases continue to adversely effect our results. We remain committed to prudent management through these times, concentrating on reducing general and administrative expenses, growing our centralized retail origination platform, focusing on capital preservation, and ensuring a strong balance sheet.”

Financial Performance
Net interest income was $46.6 million for the third quarter of 2005, compared to $61.7 million for the third quarter of 2004 and $50.1 million for the second quarter of 2005. Net interest margin was 3.0% for the third quarter of 2005 compared to 4.6% for the third quarter of 2004 and 3.3% for the second quarter of 2005. Net interest margin is calculated as net interest income divided by average interest-earning assets. Average interest-earning assets are calculated using a daily average balance over the time period indicated. Net interest margin after provision for mortgage loan losses was 1.8% for the third quarter of 2005, compared to 3.5% for the third quarter of 2004 and 2.4% for the second quarter of 2005. Excluding the reserve of $6.8 million related to Hurricane Katrina, Saxon’s net interest margin after provision for mortgage loan losses for the third quarter 2005 would have been 2.2%. Net interest margin after provision for mortgage loan losses is calculated as net interest income after provision for mortgage loan losses divided by average interest-earning assets.

Faster prepayment of the higher weighted average coupon mortgage loan portfolio reduced gross interest income. Mortgage loans with a lower weighted average coupon produced during a period of intense pricing competition replaced the higher weighted average coupon loans.

Gross interest expense increased due to the rise in 1-month LIBOR and its impact on Saxon’s long- and short-term financing. As of September 30, 2005, 1-month LIBOR had increased approximately 202 basis points since September 30, 2004, and approximately 52 basis points since June 30, 2005. The increase in the 2/3-year swap curve positively impacted the Company’s hedge values. At September 30, 2005, Saxon recognized an unrealized hedge gain of approximately $25.2 million (pre-tax), which is reflected as a component of shareholder’s equity in accumulated other comprehensive income on the condensed consolidated balance sheet. The Company’s unrealized hedge gain is accreted into income as a reduction of interest expense in the condensed consolidated statement of operations in future periods over the expected life of the related debt.

Total delinquencies (excluding Hurricane Katrina) increased $53 million from the second quarter of 2005 to the third quarter of 2005. Saxon increased its provision for mortgage loan losses to $19.4 million, which includes a $6.8 million reserve related to Hurricane Katrina.

Servicing income, net of amortization and impairment, was $19.1 million for the third quarter of 2005, compared to $8.4 million for the third quarter of 2004 and $17.2 million for the second quarter of 2005. During the quarter, the Company recorded a $3.4 million temporary impairment to mortgage servicing rights, $0.4 million of which was related to Hurricane Katrina and the remainder of which was related to faster prepayment speeds and lower market valuation on older third party servicing portfolios. Saxon’s third party servicing portfolio grew 8.6% to $20.2 billion at September 30, 2005, compared to $18.6 billion at June 30, 2005. During the third quarter 2005, Saxon purchased servicing rights on $4.1 billion in mortgage loan pools.

Total net revenues for the third quarter of 2005 were $46.3 million, compared to $55.6 million for the third quarter of 2004 and $54.5 million for the second quarter of 2005.

Total expenses, which include payroll and related expenses, general and administrative expenses and other expenses, were $41.1 million for the third quarter of 2005, compared to $36.3 million for the third quarter of 2004 and $32.8 million for the second quarter of 2005.

Total expenses increased in the third quarter 2005 from third quarter of 2004 due to $1.9 million of severance expense related to the departure of the Executive Vice President Capital Markets and Senior Vice President and Corporate Strategies Director, and an increase in accounting, consulting/outside services, and lease expenses.

Total expenses increased in the third quarter 2005 from the second quarter of 2005 due to an increase in severance (as mentioned above), salary, lease, and retail marketing expenses. In addition, the amount of FAS 91expenses deferred on a per loan basis was reduced in the third quarter 2005 by $1.2 million due to the impact of a lower retail cost structure.

Cost to service was 17 basis points for the third quarter of 2005, compared to 20 basis points for the third quarter of 2004, and a 17 basis points cost in the second quarter of 2005. Total net cost to produce was 2.96% of total loan production for the third quarter of 2005, compared to 2.79% for the third quarter of 2004 and 2.84% for the second quarter of 2005. The increase in net cost to produce from the second quarter 2005 to the third quarter 2005 is primarily attributed to an increase in correspondent premiums paid.

Cost to service and total net cost to produce are measures defined by the Securities and Exchange Commission as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information about the efficiency of the Company's processes to its investors. Tables reconciling the Company's calculation of cost to service and total net cost to produce to GAAP results are set forth in Exhibit A.

REIT Taxable Income

The following table is a reconciliation of GAAP net income to estimated REIT taxable net income for the three and nine months ended September 30, 2005:

	Three months ended September 30, 2005	Nine months ended September 30, 2005
	($ in thousands)
Consolidated GAAP income before taxes	$5,296	$54,800
Estimated tax adjustments:
Plus:
Provision for losses	19,369	38,551
Elimination of intercompany income before taxes	2,095	15,515
Less:
Taxable REIT subsidiary income before taxes	544	12,490
Securitized loan adjustments for tax	(3,351)	5,901
Miscellaneous other	99	(907)
Estimated REIT taxable income	$29,468	$91,382

The estimated REIT taxable income for the three and nine months ended September 30, 2005 set forth in the table above is an estimate only and is subject to change until the Company files its 2005 REIT federal tax returns.

To maintain the status as a REIT, Saxon is required to distribute at least 90% of its REIT taxable income each year to its shareholders. REIT taxable income is calculated under consolidated net income pursuant to GAAP. Saxon expects that consolidated GAAP net income may differ from REIT taxable income for many reasons, including the following:
•
the provision for loan loss expense recognized for GAAP purposes is based upon the estimate of probable loan losses inherent in our current portfolio of loans held for investment, for which the Company has not yet recorded a charge-off (tax accounting rules allow a deduction for loan losses only in the period when a charge-off occurs);

•	there are several differences between GAAP and tax methodologies for capitalization of origination expenses; and
•	income of a taxable REIT subsidiary is generally included in the REIT’s earnings for consolidated GAAP purposes, but is not recognized in REIT taxable income.

Saxon expects that its REIT taxable income will continue to differ from GAAP consolidated income, particularly during the period in which the Company is building its mortgage loan portfolio.

Estimated REIT taxable income is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Management believes that the presentation of REIT taxable income provides useful information to investors regarding our estimated annual distributions to our investors. The presentation of REIT taxable income is not to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

Portfolio Credit Performance
Saxon’s net mortgage loan portfolio totaled $6.2 billion at September 30, 2005, an increase of 10.7% from September 30, 2004 and an increase of 1.6% from June 30, 2005. Seriously delinquent (60+ days past due) loans were 6.4% of net mortgage loan portfolio at September 30, 2005, compared to 6.6% at September 30, 2004 and 6.0% at June 30, 2005. Saxon’s allowance for loan losses was $49.2 million at September 30, 2005, compared to $36.3 million at September 30, 2004, and $36.3 million at June 30, 2005. Allowance for loan losses as a percentage of net mortgage loan portfolio balance increased to 0.79% at September 30, 2005 from 0.65% at September 30, 2004, and increased from 0.59% at June 30, 2005. Allowance for loan losses as a percentage of total delinquency and serious delinquency was 7.0% and 14.2% for the third quarter of 2005 compared to 5.9% and 11.3% for the third quarter of 2004 and 5.7% and 11.2% for the second quarter of 2005 (excluding real estate owned delinquencies). Saxon’s total delinquent and seriously delinquent loans continue to trend in line with historical seasonal data and include approximately $32.2 million of loans impacted by Hurricane Katrina. The Company increased its allowance for loan losses by $6.8 million for the potential impact of Hurricane Katrina.

Loan Production
Mortgage loan production (excluding called loans from off balance sheet securitizations) was $847.76 million for the third quarter of 2005, a decrease of 15% compared to the third quarter of 2004, and an increase of 8% from the second quarter of 2005. Mortgage loan production (excluding called loans from off balance sheet securitizations) was $2.4 billion for the nine months ended September 30, 2005, compared to $2.7 billion for the nine months ended September 30, 2004.

Saxon’s wholesale mortgage loan production was $404.6 million during the third quarter of 2005, an increase of 2% from the third quarter of 2004, and an increase of 7% from the second quarter of 2005. Wholesale mortgage loan production was $1.1 billion for the nine months ended September 30, 2005, which was flat compared to the nine months ended September 30, 2004. Saxon’s retail mortgage loan production was $170.3 million during the third quarter of 2005, a decrease of 31% from the third quarter of 2004, and a decrease of 4.5% from the second quarter of 2005. Retail mortgage loan production was $550.6 million for the nine months ended September 30, 2005, a decrease of 22% from the nine months ended September 30, 2004. Saxon’s correspondent flow mortgage loan production was $228.7 million during the third quarter of 2005, a decrease of 14% from the third quarter of 2004, and an increase of 15% from the second quarter 2005. Correspondent flow mortgage loan production was $650.94 million for the nine months ended September 30, 2005, an increase of 11% from the nine months ended September 30, 2004. Correspondent bulk mortgage loan production was $44.2 million during the third quarter of 2005, a increase of 11% from the third quarter of 2004, and a increase of 33% from the second quarter 2005. Correspondent bulk mortgage loan production was $115.3 million for the nine months ended September 30, 2005, a decrease of 2% from the nine months ended September 30, 2004.

Saxon’s production in 2005 has been negatively impacted by the closing and/or divestiture of several retail branches, and the intense pricing competition existing in the marketplace throughout the first nine months of 2005.

Loan Servicing
Saxon’s third party servicing portfolio was $20.2 billion at September 30, 2005, an increase of 92% from September 30, 2004, and an increase of 8% from June 30, 2005, resulting from the purchase of additional third party servicing rights. During the third quarter of 2005, Saxon purchased third party servicing rights to service approximately $4.1 billion of mortgage loans, which have annual servicing fees of approximately 50 basis points.

Liquidity
At September 30, 2005, Saxon had $1.7 billion in committed facilities and $154.0 million in working capital, compared to $1.6 billion in committed facilities and $333.0 million in working capital at September 30, 2004. It is common business practice to define working capital as current assets less current liabilities. However, the Company does not have a classified balance sheet and therefore calculates working capital using an internally defined formula, which is generally calculated as unrestricted cash and investments as well as unencumbered assets that can be pledged against existing committed facilities and converted to cash in five days or less. Management believes that this working capital calculation provides a better indication of the Company’s liquidity available to conduct business at the time of calculation. A reconciliation between the Company’s working capital calculation and the common definition of working capital is presented in exhibit A.

During the third quarter of 2005, Saxon priced and closed a $900 million asset-backed securitization, Saxon Asset Securities Trust 2005-3.

Recent Developments
On October 18, 2005, Saxon announced its third quarter cash dividend of $0.50 per share of common stock payable November 10, 2005 to shareholders of record at the close of business on October 28, 2005.

Conference Call
Saxon will host a conference call for analysts and investors at 9 a.m. Eastern Time on Tuesday, November 8, 2005. For a live Internet broadcast of this conference call, please visit Saxon’s investor relations website at www.saxoncapitalinc.com. To participate in the call, contact Ms. Bobbi Roberts at 804-967-7879 or Ms. Meagan Evans at 804-935-5281. A replay will be available shortly after the call and will remain available until 11:59 p.m. Eastern Time, November 15, 2005. The replay will be available on Saxon’s website or at 800-475-6701 using the ID number 798960.

About Saxon
Saxon is a residential mortgage lender and servicer that manages a portfolio of mortgage assets. Saxon purchases, securitizes, and services real property secured mortgages and elects to be treated as a real estate investment trust (REIT) for federal tax purposes. The company is headquartered in Glen Allen, Virginia and has additional primary facilities in Fort Worth, Texas and Foothill Ranch, California.

Saxon’s production subsidiaries, Saxon Mortgage, Inc., and America’s MoneyLine, Inc. originate and purchase loans through wholesale, correspondent and retail business channels. Saxon currently originates and purchases loans throughout the United States through its network of brokers, correspondents, and retail branches. As of September 30, 2005, Saxon’s servicing subsidiary, Saxon Mortgage Services, Inc., serviced a mortgage loan portfolio of $26.4 billion. For more information, visit www.saxoncapitalinc.com.

Information Regarding Forward Looking Statements
Statements in this news release other than statements of historical fact, are “forward-looking statements” that are based on current expectations and assumptions. These expectations and assumptions are subject to risks and uncertainty, which could affect Saxon’s future plans. Saxon’s actual results and the timing and occurrence of expected events could differ materially from its plans and expectations due to a number of factors, such as (i) changes in overall economic conditions and interest rates, (ii) Saxon’s ability to successfully implement its growth strategy, (iii) Saxon’s ability to sustain loan origination growth at levels sufficient to absorb costs of production and operational costs, (iv) continued availability of credit facilities and access to the securitization markets or other funding sources, (v) deterioration in the credit quality of Saxon’s loan portfolio, (vi) lack of access to the capital markets for additional funding, (vii) challenges in successfully expanding Saxon’s servicing platform and technological capabilities, (viii) Saxon’s ability to remain in compliance with federal tax requirements applicable to REITs, (ix) Saxon’s ability and the ability of its subsidiaries to operate effectively within the limitations imposed on REITs by federal tax rules, (x) changes in federal income tax laws and regulations applicable to REITs, (xi) unfavorable changes in capital market conditions, (xii) future litigation developments, (xiii) competitive conditions applicable to Saxon’s industry, and (xiv) changes in the applicable legal and regulatory environment. You should also be aware that all information in this news release is as of November 7, 2005. Saxon undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

Saxon Capital, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except per share data)
(unaudited)

	September 30,	December 31,
	2005	2004
Assets

Cash	$9,493	$12,852
Accrued interest receivable	56,784	56,132
Trustee receivable	130,117	112,062

Mortgage loan portfolio	6,270,256	6,027,620
Allowance for loan loss	(49,175)	(37,310)
Net mortgage loan portfolio	6,221,081	5,990,310

Restricted cash	142,233	1,495
Servicing related advances	155,812	113,129
Mortgage servicing rights, net	138,943	98,995
Real estate owned	26,654	24,860
Derivative assets	33,919	11,801
Deferred tax asset	56,767	27,825
Other assets	65,787	89,670

Total assets	$7,037,590	$6,539,131

Liabilities and shareholders' equity

Liabilities:

Accrued interest payable	$7,044	$8,045
Dividend payable	-	28,909
Warehouse financing	144,100	600,646
Securitization financing	6,195,417	5,258,344
Derivative liabilities	5,262	1,809
Other liabilities	25,493	22,449

Total liabilities	6,377,316	5,920,202
Commitments and contingencies	-	-

Shareholders' equity

Common stock, $0.01 par value per share, 100,000,000 shares
authorized; shares issued and outstanding: 49,980,135 as of
September 30, 2005 and 49,849,386 as of December 31, 2004	501	498
Additional paid-in capital	632,702	625,123
Accumulated other comprehensive income (loss), net of tax effect of $2,705 and $2,446	22,932	(3,842)
Net retained earnings (accumulated deficit):
Cumulative dividends declared	(170,395)	(114,641)
Retained earnings	174,534	111,791
Net retained earnings (accumulated deficit)	4,139	(2,850)

Total shareholders' equity	660,274	618,929

Total liabilities and shareholders' equity	$7,037,590	$6,539,131

Saxon Capital, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(unaudited)

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2005	2005	2005	2004	2004
Revenues:
Interest income	$115,685	$111,638	$114,063	$105,640	$99,657
Interest expense	(69,075)	(61,568)	(55,172)	(48,660)	(37,933)
Net interest income	46,610	50,070	58,891	56,980	61,724
Provision for mortgage loan losses	(19,369)	(13,483)	(5,699)	(12,879)	(14,730)
Net interest income after provision for mortgage loan losses	27,241	36,587	53,192	44,101	46,994
Servicing income, net of amortization and impairment	19,064	17,223	13,566	13,442	8,371
Gain on sale of assets	44	706	1,701	421	220
Total net revenues	$46,349	$54,516	$68,459	$57,964	$55,585

Expenses:
Payroll and related expenses	21,324	16,255	21,751	19,337	19,662
General and administrative expenses	16,918	15,339	16,020	19,063	14,311
Other expenses	2,811	1,219	2,918	2,919	2,371
Total expenses	41,053	32,813	40,689	41,319	36,344

Income before taxes	5,296	21,703	27,770	16,645	19,241
Income tax expense (benefit)	(6,314)	2,336	(3,965)	(13,495)	(19,044)

Net income before cumulative effect of change in accounting principle (SFAS 123R)	$11,610	$19,367	$31,735	$30,140	$38,285

Cumulative effect of change in accounting principle (SFAS 123R)	-	31	-	-	-

Net income	$11,610	$19,398	$31,735	$30,140	$38,285

Basic earnings per share	$0.23	$0.39	$0.64	$0.60	$1.21
Diluted earnings per share	$0.23	$0.38	$0.63	$0.60	$1.14

Saxon Capital, Inc.
Supplemental Data

The following supplemental data is considered to be either relevant GAAP information, non-GAAP information or operational data.

	Qtr	Qtr	Qtr	Qtr	Qtr
($ in thousands, except per share data)	9/30/2005	6/30/2005	3/31/2005	12/31/2004	9/30/2004
Production Statistics
Volume
Wholesale	$404,582	$376,784	$342,514	$378,790	$394,891
Retail	170,249	178,391	201,979	255,156	247,474
Correspondent flow	228,717	199,461	222,759	260,938	267,086
Correspondent bulk	44,219	33,195	37,900	64,198	39,660
Called loans (1)	-	-	-	83,269	50,476
Net Cost to Produce (2)
Wholesale	2.60%	2.54%	2.99%	2.83%	2.67%
Retail	3.18%	3.12%	3.96%	2.38%	2.62%
Correspondent (3)	3.34%	3.12%	3.11%	3.21%	3.07%
Total Production	2.96%	2.84%	3.27%	2.84%	2.79%
Cost to service (4)	0.17%	0.17%	0.20%	0.24%	0.20%
Credit Quality (5)
Average loan-to-value	79.2%	79.5%	78.5%	80.2%	80.3%
Credit score	613	618	617	615	622
Fixed weighted average coupon	7.5%	7.7%	7.9%	8.3%	8.2%
ARM weighted average coupon	7.3%	7.2%	7.0%	7.0%	7.0%
Total weighted average coupon	7.3%	7.3%	7.2%	7.3%	7.3%

Portfolio Statistics
Owned portfolio weighted average credit score	617	617	616	617	617
Owned portfolio weighted average coupon	7.4%	7.5%	7.5%	7.6%	7.7%
Owned portfolio principal balance (at period end)	$6,185,969	$6,104,889	$6,035,444	$5,950,965	$5,575,386
Owned portfolio seriously delinquent (6)	6.4%	6.0%	5.7%	6.6%	6.6%
Non-GAAP owned net losses on liquidated loans - quarter ended trust basis (7)	9,496	13,074	11,273	14,474	10,862
GAAP owned net losses on liquidated loans - quarter ended (7)	8,618	9,209	8,893	11,014	11,908
Total serviced portfolio principal balance (at period end)	26,356,770	24,730,615	21,518,419	20,165,942	16,098,212
Total serviced portfolio seriously delinquent (6)	6.3%	5.5%	5.0%	5.3%	5.8%
Total serviced net losses on liquidated loans - quarter ended trust basis	23,111	27,579	21,817	25,433	22,060
Key Ratios
Average interest earning assets (8)	$6,132,934	$6,051,182	$6,025,904	$5,642,337	$5,375,840
Average assets (9)	654,771	6,812,011	6,601,140	6,429,964	5,984,834
Average equity (9)	6,999,232	661,580	646,411	659,747	545,933
Return on average assets (ROA) (10)	0.7%	1.1%	1.9%	1.9%	2.6%
Return on average equity (ROE) (10)	7.1%	11.7%	19.6%	18.3%	28.1%
Average equity/average assets	9.4%	9.7%	9.8%	10.3%	9.1%
Debt to equity	9.7	9.7	8.9	9.6	8.0
Interest income/average interest earning assets (10)	7.5%	7.4%	7.6%	7.5%	7.4%
Interest expense/average interest earning assets (10)	4.5%	4.1%	3.7%	3.4%	2.8%
Net interest margin/average interest earning assets (10) (11)	3.0%	3.3%	3.9%	4.0%	4.6%
Net interest margin after provision for mortgage loans losses (10)(11)	1.8%	2.4%	3.5%	3.1%	3.5%
Operating expenses/servicing portfolio (10)	0.6%	0.5%	0.8%	0.8%	0.9%
Operating expenses/average assets (10)	2.3%	1.9%	2.5%	2.6%	2.4%
Efficiency ratio (12)	88.6%	60.2%	59.4%	71.3%	65.4%
Non-GAAP adjusted efficiency ratio (13)	59.6%	48.3%	55.7%	58.7%	46.8%
Common Stock Data
Basic earnings per share	$0.23	$0.39	$0.64	$0.60	$1.21
Diluted earnings per share	$0.23	$0.38	$0.63	$0.60	$1.14
Shares used to compute basic EPS	49,942	49,884	49,850	49,844	31,525
Shares used to compute diluted EPS	50,726	50,751	50,463	49,854	33,565
Shares outstanding (period end)	49,980	49,903	49,884	49,849	49,844
Common Stock Price (14)
High	$18.12	$18.25	$24.28	$26.58	$29.15
Low	$10.98	$16.35	$16.33	$18.25	$20.85
Period End	$11.87	$17.07	$17.20	$23.99	$21.50
Book value per share (period end)	$13.21	$13.01	$13.51	$12.42	$14.06

(1) Called loans are mortgages purchased from the SAST 98-3, 98-4, 99-1 and 99-4 securitizations pursuant to the clean-up call provision of the trust.
(2) Net cost to produce is defined as production expenses and premium paid, net of fees collected, divided by loan production.
See net cost to produce calculation in Exhibit A.
(3) Beginning January 1, 2005, Correspondent flow and bulk g&a, premium, and fees are combined to calculate net cost to produce for the Correspondent business channel.
Prior periods have been recalculated to conform to the new presentation.
(4) Cost to service is defined as servicing expenses dividend by average total portfolio balance.
See cost of service calculation in Exhibit A.
(5) Credit quality statistics for quarters ended December 31, 2004 and September 30, 2004, include called loan statistics. In addition, all quarters presented include second mortgages originated and sold.
(6) Seriously delinquent is defined as 60 plus days past due.
(7) GAAP requires losses to be recognized immediately upon the loan transferring to real estate owned. The trust does not recognize a loss on real estate owned property until it is sold, which causes a timing difference between GAAP and trust losses. In addition, trust losses exclude losses resulting from a delinquent loan sale.
Exhibit A provides a reconcilation of GAAP to trust losses.
(8) Average interest earning assets is a daily average balance of loans in the net mortgage loan portfolio.
(9) Average assets is calculated by adding current quarter and previous quarter total assets, then dividing by 2.
Average equity is calculated by adding current quarter and previous quarter total shareholders' equity, then dividing by 2.
(10) Ratios are annualized.
(11) Net interest margin is calculated as the difference between interest income and interest expense divided by average interest earning assets.
(12) Efficiency ratio is calculated as total expenses divided by total net revenues.
(13) See Exhibit A for a reconciliation of the calculation for non-GAAP adjusted efficiency ratio.
(14) Represents actual stock prices during quarter. A $4.00 per share merger consideration was paid during the third quarter 2004.

	Saxon Capital, Inc.
	Selected Quarterly Mortgage Loan Portfolio Data

	Qtr	Qtr	Qtr	Qtr	Qtr
	9/30/2005	6/30/2005	3/31/2005	12/31/2004	9/30/2004
Summary by Product Type
Adjustable rate - Floating	0.56%	0.36%	0.40%	0.45%	0.48%
Adjustable rate - Interest only	26.06%	24.81%	21.95%	18.23%	14.38%
Adjustable rate - 2 / 3 / 5 year hybrids	41.14%	42.59%	44.23%	45.48%	46.98%
Fixed rate - 15 / 30 year	24.77%	24.80%	25.44%	27.00%	28.51%
Fixed rate - Interest only	1.94%	2.02%	2.21%	2.38%	2.58%
Fixed rate - Balloons / Other	5.53%	5.42%	5.77%	6.47%	7.07%

Summary by Credit Grade
Above 650
Percent of total	27.89%	28.12%	28.14%	29.01%	28.82%
Weighted average coupon - Total	6.76%	6.71%	6.70%	6.74%	6.82%
Weighted average coupon - Fixed	7.02%	6.99%	7.00%	7.05%	7.08%
Weighted average coupon - Adjustable	6.58%	6.53%	6.48%	6.50%	6.58%
Weighted average initial LTV	78.95%	79.06%	78.80%	78.43%	77.92%
Weighted average median credit score	691	691	691	692	692
601 to 650
Percent of total	31.60%	31.05%	30.49%	30.00%	29.98%
Weighted average coupon - Total	7.12%	7.10%	7.11%	7.19%	7.28%
Weighted average coupon - Fixed	7.47%	7.48%	7.51%	7.56%	7.58%
Weighted average coupon - Adjustable	6.93%	6.90%	6.89%	6.95%	7.07%
Weighted average initial LTV	79.40%	79.47%	79.39%	79.34%	79.18%
Weighted average median credit score	625	625	625	625	625
551 to 600
Percent of total	25.36%	25.18%	24.84%	24.08%	23.83%
Weighted average coupon - Total	7.70%	7.72%	7.77%	7.89%	8.02%
Weighted average coupon - Fixed	8.07%	8.13%	8.19%	8.24%	8.29%
Weighted average coupon - Adjustable	7.56%	7.56%	7.61%	7.74%	7.88%
Weighted average initial LTV	78.32%	78.47%	78.72%	78.93%	78.92%
Weighted average median credit score	578	578	578	578	578
526 to 550
Percent of total	8.30%	8.49%	8.91%	9.00%	9.30%
Weighted average coupon - Total	8.62%	8.67%	8.73%	8.86%	8.97%
Weighted average coupon - Fixed	9.22%	9.24%	9.33%	9.41%	9.48%
Weighted average coupon - Adjustable	8.47%	8.51%	8.57%	8.70%	8.81%
Weighted average initial LTV	77.98%	78.38%	78.83%	79.57%	79.65%
Weighted average median credit score	539	539	539	539	539
525 and below
Percent of total	6.33%	6.59%	7.01%	7.24%	7.37%
Weighted average coupon - Total	934.00%	9.41%	9.49%	9.64%	9.79%
Weighted average coupon - Fixed	10.21%	10.29%	10.40%	10.48%	10.52%
Weighted average coupon - Adjustable	9.15%	9.21%	9.28%	9.43%	9.60%
Weighted average initial LTV	76.54%	77.21%	77.74%	78.19%	78.13%
Weighted average median credit score	511	511	511	510	510
Unavailable
Percent of total	0.52%	0.57%	0.61%	0.68%	0.70%

Summary by Income Documentation
Full documentation	73.81%	73.38%	72.91%	72.46%	72.15%
Limited documentation	3.79%	3.99%	4.08%	4.26%	4.52%
Stated income	22.40%	22.64%	23.02%	23.28%	23.33%

Summary by Borrower Purpose
Cash-out refinance	71.18%	70.08%	69.50%	68.38%	68.23%
Purchase	21.31%	22.08%	22.34%	23.00%	22.75%
Rate or term refinance	7.51%	7.84%	8.15%	8.61%	9.02%

	Saxon Capital, Inc.
Selected Quarterly Mortgage Loan Production Data

	Qtr	Qtr	Qtr	Qtr	Qtr
	9/30/2005	6/30/2005	3/31/2005	12/31/2004	9/30/2004
Overall Summary ($ in thousands) (1)
Total Loan Production	$847,767	$787,831	$805,151	$1,042,351	$999,588
Average principal balance per loan	$174	$165	$165	$148	$147
Number of loans originated	4,880	4,761	4,870	7,063	6,799

Summary by Product Type (1)
Adjustable rate - Floating	0.05%	0.11%	0.13%	0.28%	0.26%
Adjustable rate - Interest only	35.54%	40.66%	41.84%	35.41%	37.04%
Adjustable rate - 2 / 3 / 5 year hybrids	36.19%	38.21%	40.71%	43.15%	35.83%
Adjustable rate - 40/30	3.48%	-	-	-	-
Fixed rate - 15 / 30 year	18.65%	15.89%	12.41%	13.98%	17.64%
Fixed rate - Interest only	1.19%	0.76%	0.41%	0.75%	1.38%
Fixed rate - Balloons / Other	3.48%	4.37%	4.49%	6.44%	7.85%
Fixed Rate - 40/30	1.42%	-	-	-	-

Summary by Credit Grade (1)
Above 650
Percent of total	23.97%	26.98%	27.66%	28.16%	31.97%
Weighted average coupon - Total	7.06%	6.99%	6.86%	6.81%	6.92%
Weighted average coupon - Fixed	7.44%	7.68%	7.82%	8.13%	8.07%
Weighted average coupon - Adjustable	6.88%	6.74%	6.55%	6.30%	6.37%
Weighted average initial LTV	82.55%	82.42%	81.67%	81.93%	81.79%
Weighted average median credit score	687	688	688	688	690
601 to 650
Percent of total	34.85%	34.47%	32.78%	30.46%	31.07%
Weighted average coupon - Total	7.09%	7.06%	6.93%	7.00%	7.10%
Weighted average coupon - Fixed	7.37%	7.67%	7.81%	8.18%	8.13%
Weighted average coupon - Adjustable	6.98%	6.88%	6.73%	6.66%	6.68%
Weighted average initial LTV	80.98%	81.12%	78.83%	80.77%	80.34%
Weighted average median credit score	624	625	625	624	624
551 to 600
Percent of total	28.23%	26.87%	26.14%	25.61%	23.40%
Weighted average coupon - Total	7.41%	7.37%	7.24%	7.44%	7.49%
Weighted average coupon - Fixed	7.58%	7.58%	7.77%	8.17%	8.14%
Weighted average coupon - Adjustable	7.37%	7.33%	7.16%	7.29%	7.31%
Weighted average initial LTV	77.37%	77.55%	77.10%	78.80%	78.97%
Weighted average median credit score	576	576	576	578	579
526 to 550
Percent of total	7.34%	6.78%	7.75%	8.18%	7.33%
Weighted average coupon - Total	8.04%	8.03%	7.92%	8.30%	8.32%
Weighted average coupon - Fixed	8.41%	8.44%	8.65%	8.85%	9.10%
Weighted average coupon - Adjustable	7.99%	7.98%	7.83%	8.20%	8.12%
Weighted average initial LTV	73.93%	73.78%	74.14%	78.46%	78.97%
Weighted average median credit score	537	537	539	539	544
525 and below
Percent of total	5.47%	4.78%	5.56%	7.07%	6.01%
Weighted average coupon - Total	8.59%	8.68%	8.58%	8.87%	9.00%
Weighted average coupon - Fixed	8.76%	9.32%	9.16%	10.00%	9.78%
Weighted average coupon - Adjustable	8.57%	8.62%	8.53%	8.74%	8.86%
Weighted average initial LTV	69.84%	71.39%	73.16%	77.64%	79.11%
Weighted average median credit score	511	512	512	512	521
Unavailable
Percent of total	0.13%	0.12%	0.12%	0.52%	0.22%

Summary by Income Documentation (1)
Full documentation	74.47%	74.76%	70.17%	71.69%	69.38%
Limited documentation	2.08%	2.42%	3.22%	3.03%	3.10%
Stated income	23.45%	22.82%	26.60%	25.28%	27.52%

Summary by Borrower Purpose (1)
Cash-out refinance	80.00%	73.01%	73.67%	68.64%	65.39%
Purchase	16.35%	21.73%	22.39%	25.94%	29.68%
Rate or term refinance	3.65%	5.26%	3.94%	5.42%	4.93%

(1) Includes called loans

Saxon Capital, Inc.
Exhibit A

	Qtr	Qtr	Qtr	Qtr	Qtr
($ in thousands)	9/30/2005	6/30/2005	3/31/2005	12/31/2004	9/30/2004
Reconciliation between GAAP and Trust Losses
Losses trust basis	$ 9,496	$ 13,074	$ 11,273	$ 14,474	$ 10,862
Loan transfers to real estate owned	7,772	7,900	6,855	8,558	10,420
Realized losses on real estate owned	(7,789)	(10,581)	(8,597)	(11,563)	(9,139)
Timing differences between liquidation and claims processing	(258)	(338)	(198)	(151)	(497)
Interest not advanced on warehouse	(157)	(220)	(75)	(173)	(78)
Other	(446)	(626)	(364)	(131)	339
GAAP losses	$8,618	$9,209	$8,893	$11,014	$11,908

Net Cost to Produce (1)
Management believes net cost to produce is beneficial to investors because it provides a measurement of efficiency in the origination process.
The following table demonstrates the Company's calculation of net cost to produce. There is no directly comparable GAAP financial measure to "net cost to produce", the components of which are calculated in accordance with GAAP.

Total expenses
Wholesale G&A	$8,599	$7,348	$8,086	$8,024	$7,994
Retail G&A	10,195	10,379	13,171	12,638	12,745
Correspondent G&A (2)	2,221	2,015	2,319	2,068	2,246
Servicing G&A	11,122	10,349	10,205	10,881	7,642
Administrative G&A	13,759	10,460	11,826	13,923	12,825
Other (income)/expenses (3)	1,159	(117)	1,411	1,459	978
Capitalized expenses (4)	(6,221)	(7,620)	(6,329)	(7,674)	(8,086)
Total expenses	$41,053	$32,813	$40,689	$41,319	$36,344

Fees Collected (5)
Wholesale fees collected	1,230	1,139	$1,073	$1,172	$1,240
Retail fees collected	4,779	4,816	5,169	6,569	6,259
Correspondent fees collected (2)	235	208	222	258	268
Total fees collected	$6,243	$6,163	$6,465	$7,999	$7,767

Premium Paid (5)
Wholesale premium	3,161	3,364	$3,212	$3,860	$3,793
Correspondent premium (2)	7,137	5,456	6,013	8,616	7,427
Total premium (6)	$10,297	$8,820	$9,225	$12,476	$11,221

Net Cost to Produce - dollars
Wholesale	$10,530	$9,573	$10,226	$10,711	$10,547
Retail	5,417	5,563	8,001	6,069	6,486
Correspondent (2)	9,123	7,263	8,110	10,427	9,406
Total	$25,069	$22,398	$26,337	$27,207	$26,439

Volume
Wholesale	$404,582	$376,784	$342,514	$378,790	$394,891
Retail	170,249	178,391	201,979	255,156	247,474
Correspondent flow	228,717	199,461	222,759	260,938	267,086
Correspondent bulk	44,219	33,195	37,900	64,198	39,660
Total	$847,767	$787,831	$805,152	$959,082	$949,112

Net Cost to Produce - basis points
Wholesale	2.60%	2.54%	2.99%	2.83%	2.67%
Retail	3.18%	3.12%	3.96%	2.38%	2.62%
Correspondent (2)	3.34%	3.12%	3.11%	3.21%	3.07%
Total (6)	2.96%	2.84%	3.27%	2.84%	2.79%

(1) Net cost to produce is defined as production expenses and premium paid, net of fees collected, divided by loan production.
(2) Beginning January 1, 2005, Correspondent flow and bulk g&a, premium, and fees are combined to calculate net cost to produce for the Correspondent business channel.
Prior periods have been recalculated to conform to the new presentation.
(3) For purposes of net cost to produce, depreciation is removed from other expenses (as it is presented on the income statement) and is a component of the channel g&a expenses.
(4) Capitalized expenses are origination expenses that are capitalized per FAS 91.
(5) Fees collected and premium are capitalized and held on balance sheet as components of the net mortgage loan portfolio.
(6) Third quarter 2004 premium paid increased by $276 thousand due to an adjustment. Total net cost to produce changed from 2.76% to 2.79% because of this adjustment.

Cost to Service
Management believes cost to service is beneficial to investors because it provides a measurement of efficiency in the servicing channel.
The following table demonstrates the Company's calculation of cost to service.

Servicing G&A	$11,122	$10,349	$10,205	$10,881	$7,642

Average total portfolio balance ($ in thousands)	26,662,657	24,499,778	$20,795,384	$18,371,194	$15,107,928

Cost to service (Annualized)	0.17%	0.17%	0.20%	0.24%	0.20%

Reconciliation of non-GAAP adjusted efficiency ratio (1)

Total expenses	$41,053	$32,813	$40,689	$41,319	$36,344
Less: one-time expenses (2)	1,900	300	300	-	3,508
Total adjusted expenses	$39,153	$32,513	$40,389	$41,319	$32,836

Total net revenues	$46,349	$54,516	$68,459	$57,964	$55,585
Add: provision for mortgage loan losses	19,369	13,483	5,699	12,879	14,730
Less: gain on sale of assets	44	706	1,701	421	220
Total adjusted net revenues	$65,674	$67,293	$72,457	$70,422	$70,095

Adjusted efficiency ratio (1)	59.6%	48.3%	55.7%	58.7%	46.8%

(1) Non-GAAP adjusted efficiency ratio is calculated as total adjusted expenses divided by total adjusted net revenues.
(2) Total adjusted expenses for third quarter 200 excludes $1.9 million severance expense.
Total adjusted expenses for second quarter 2005 excludes the $0.3 million expense associated with the six retail branch closings.
Total adjusted expenses for first quarter 2005 excludes the $0.3 million expense associated with the four retail branch closings.
Total adjusted expenses for third quarter 2004 excludes the $3.5 million expense associated with the REIT conversion.
Total adjusted expenses for second quarter 2004 excludes a $2.6 million severance expense.

Working Capital Reconciliation
Management believes the Company's definition of working capital provides a better indication of how much liquidity the Company has available to conduct business at the time of the calculation.
This following table provides a reconciliation between the Company's working capital calculation and the common definition of working capital.

	September 30, 2005		September 30, 2004
	Saxon Defined	Commonly Defined	Saxon Defined	Commonly Defined
	Working Capital	Working Capital	Working Capital	Working Capital
	($ in thousands)
Unrestricted cash	$9,493	$9,493	$226,807	$226,807
Borrowing availability	73,650	-	52,924	-
Trustee receivable	-	130,117	-	99,604
Accrued interest receivable	-	56,784	-	56,767
Accrued interest payable	-	(7,044)	-	(9,116)
Unsecuritized mortgage loans - payments less than one year	193,295	216,311	241,715	549,081
Warehouse financing facility - payments less than one year	(122,473)	(144,100)	(188,420)	(492,584)
Servicing advances	-	155,812	-	111,420
Financed advances - payments less than one year	-	(65,566)	-	(32,999)
Securitized loans - payments less than one year	-	2,300,057	-	1,585,145
Securitized debt - payments less than one year	-	(2,400,559)	-	(1,566,656)
Total	$153,965	$251,305	$333,026	$527,469

It is common business practice to define working capital as current assets less current liabilities. The Company does not have a classified balance sheet and therefore calculates its working capital using its own internally defined formula, which is generally calculated as unrestricted cash and investments as well as unencumbered assets that can be pledged against existing committed facilities and converted to cash in five days or less.